UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2018

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

225 Union Blvd., Suite 600
Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

(303) 974-2140
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 3.02 Unregistered Sales of Equity Securities

On August 14, 2018, Energy Fuels Inc. (the “Company”) completed the transactions contemplated by the Asset Purchase Agreement, dated June 22, 2018, among the Company, Excalibur Industries (“Excalibur”) and EFR Services LLC (“EFR”). The Company acquired royalties in the Company’s Nichols Ranch in situ recovery project in Wyoming, as well as royalties on several operating, standby and advanced-stage in situ recovery projects in Wyoming owned and operated by Power Resources, Inc., a wholly-owned subsidiary of Cameco Corporation (collectively, the “Royalties”).

As consideration for the Royalties, the Company issued to Excalibur 1,102,840 common shares of the Company, of which 107,221 common shares are being held in escrow and will be released on February 14, 2019, subject to adjustments. The common shares were issued pursuant to an exemption from registration under Section 4(a)(2) of the United States Securities Act of 1933, as amended and under an exemption under the applicable state securities laws.

The Company also paid $22,971.23 in cash to Excalibur, which was based on the aggregate amount payable to Excalibur and its subsidiaries pursuant to the Royalties as of August 14, 2018 and based on certain closing adjustments.

Item 8.01 Other Events.

On August 10, 2018, the Company provided notice to the State of Wyoming that it intends to repay and retire the entire outstanding principal balance of its Wyoming Industrial Development Revenue Bond (the “Wyoming Debt”) within the next 30 to 60 days. The Wyoming Debt, which is secured by the Company’s Nichols Ranch in situ recovery project, currently has a principal balance of $8.3 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)

Dated: August 16, 2018	By: /s/ David C. Frydenlund
David C. Frydenlund
Chief Financial Officer, General Counsel
and Corporate Secretary